Exhibit 99

ROCKY BRANDS DECLARES INCREASE IN QUARTERLY CASH DIVIDEND

QUARTERLY DIVIDEND INCREASED APPROXIMATELY 10.7% FROM $0.14 TO $0.155 PER SHARE

NELSONVILLE, Ohio, August 11, 2021 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced that its board of directors has approved a $0.015 increase, or an approximately 10.7% increase, of its quarterly dividend to $0.155 per share of outstanding common stock, which will be paid on September 16, 2021 to all shareholders of record as of the close of business on September 2, 2021.

The declaration and payment of future dividends and the establishment of future record dates and payment dates are subject to the quarterly determination of the board of directors.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, Servus®, NEOS® and Ranger®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2020 (filed March 16, 2021) and quarterly reports on Form 10-Q for the periods ended March 31, 2021 (filed May 6, 2021) and June 30, 2021 (filed August 9, 2021).One or more of these factors have affected historical results, and could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, no person should regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

ROCKY BRANDS, INC.

Company Contact:         Thomas D. Robertson

Chief Financial Officer

(740) 753-1951

Investor Relations:         ICR, Inc.

Brendon Frey

(203) 682-8200